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                                                                Exhibit No. 99.1

                        BESICORP GROUP INC. News Release



Contact: Steven G. Nachimson, General Counsel & Corporate Secretary (914)
336-7700


BESICORP ACKNOWLEDGES INITIATION OF LITIGATION BY NORCEN



KINGSTON, NEW YORK, APRIL 16, 1998 - BESICORP GROUP INC. (AMEX Emerging Company Marketplace - BGI.EC) announced today that three independent power project partnerships in which Besicorp holds ownership interests ranging from 36% to 50%, which supply electricity to Niagara Mohawk Power Corporation, have been named as defendants in a lawsuit filed in the U.S. District Court for the Southern District of New York by Norcen Energy Resources, Ltd., a Canadian corporation which supplies natural gas to the projects. Niagara Mohawk has also been named as a defendant in the suit.

The defendants named in the lawsuit are Kamine/Besicorp Beaver Falls, L.P., Kamine/Besicorp Natural Dam, L.P., Kamine/Besicorp Syracuse, L.P. (the "Partnerships"), and Niagara Mohawk. Norcen's suit challenges the Partnerships' participation in the Master Restructuring Agreement ("MRA") executed on July 9, 1997 by Niagara Mohawk and 16 independent power producers. The MRA provides for the restructuring and buyout of power sales contracts. The suit alleges that the Partnerships and Niagara Mohawk have each breached and repudiated their contracts with Norcen. It is further alleged that Niagara Mohawk tortiously interfered with contractual relations between the Partnerships and Norcen. The lawsuit seeks to enjoin the Partnerships from consummating the MRA unless all consideration payable to the Partnerships is placed in escrow. In addition, the suit seeks monetary damages from the Partnerships and Niagara Mohawk, and also requests punitive damages from Niagara Mohawk.

The Partnerships are consulting with counsel regarding the lawsuit. At the present time, it is not known whether the action will have a material adverse impact upon Besicorp.

Besicorp specializes in the development of independent power projects and energy technologies.

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